Exhibit 10.38

April [ ], 2026

Re:         Nectarine Management LLC Series B Consent Rights Fees and Expenses

WHEREAS, this letter agreement (the “Letter Agreement”) is entered into in connection with a fees and expenses arrangement that Capstone Holding Corp., a Delaware corporation (the “Company”) on the one hand and Nectarine Management LLC, a Delaware limited liability company (“Nectarine”) on the other hand, wish to enter into;

WHEREAS, Michael Toporek, an individual who has an ownership interest in Nectarine and who serves as Nectarine’s Chief Executive Officer also serves as Chairman of the Company’s Board of Directors (the “Board”);

WHEREAS, in addition to Mr. Toporek, three individuals that have an ownership interest in Nectarine are also members of the Board, namely, Matthew Lipman (the Company’s Chief Executive Officer), John M. Holliman, II, and Gordon Strout. Messrs. Toporek, Lipman, Holliman, and Strout are referred to herein as the “Interested Directors”;

WHEREAS, the three members of the Board that are not the Interested Directors are currently members of the Nominating and Corporate Governance Committee (the “Governance Committee”);

WHEREAS, Nectarine is the sole holder of the outstanding shares of the Company’s Series B Preferred Stock (the “Series B Preferred”);

WHEREAS, pursuant to Section 1.5(B) of the Certificate of Designation of the Series B Preferred, the Company is required to obtain Nectarine’s consent prior to taking certain actions related to the Company’s governance documents, the Company’s capital stock, mergers, asset sales or asset acquisitions, equity or debt transactions, or voluntary dissolution of the Company;

WHEREAS, on September 18, 2025, the Governance Committee approved the Company entering into this Letter Agreement;

WHEREAS, on November 18, 2025, the Company’s stockholders, at a duly called meeting with such meeting having a quorum of stockholders, a majority of the disinterested stockholders approved the Company entering into this Letter Agreement; and

WHEREAS, the Company and Nectarine wish to enter into an agreement for the Company to pay certain fees to and expenses of Nectarine in connection with certain of the consent rights possessed by Nectarine pursuant to its ownership of the Series B Preferred Stock shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each of the Company and Nectarine agree as follows.

1.

With regard to each of the transactions requiring the consent of Nectarine listed in Section 8 of this Letter Agreement, the Company shall pay Nectarine a fee of one-quarter percent (0.25%) to two percent (2%) of, as the case may be, the (a) transaction value net of transaction fees (for transactions not involving consideration paid in cash or cash equivalents) (for the avoidance of doubt, “net of transaction fees” refers to the transaction value following payments made by the Company to its legal counsel and other advisors paid in connection with the closing of the transaction) or (b) net proceeds actually received by the Company (for transactions involving consideration paid in cash or cash equivalents) (for the avoidance of doubt, “net proceeds” refers to the proceeds actually received by the Company following payments made by the Company to broker-dealers (including fees and expenses of the broker-dealer including, but not limited to, its legal counsel) and the Company’s legal counsel) (such fee, the “Consent Fee”).

2.

With regard to each of the transactions requiring the consent of Nectarine listed in Section 8 of this Letter Agreement, the Company shall pay Nectarine’s actually incurred and invoiced legal expenses up to a maximum of $50,000.

3.	The Consent Fee shall be waivable in the sole discretion of Nectarine.

4.

The Consent Fee percentage payable for each transaction shall be determined in the sole discretion of Nectarine and a written notice shall be delivered to the Governance Committee listing such Consent Fee percentage and Nectarine’s calculation of same within ten (10) business days (the “Notice Deadline”) of the closing of the transaction in question (the “Consent Fee Notice”).

5.	The Consent Fee payable for each transaction shall be paid within ten (10) business days of Nectarine delivering the Consent Fee Notice, unless mutually agreed upon by the parties.

6.

The Company shall deliver to Nectarine via wire transfer, immediately available funds equal to the Consent Fee or issue shares of the Company’s common stock, par value $0.0005 per share (the “Common Stock”) to Nectarine with a value equal to the Consent Fee based on, if the Common Stock is listed on The Nasdaq Stock Exchange, the Minimum Price (as defined by Nasdaq Listing Rule 5635(d)) or, if the Common Stock is listed on the NYSE American or the New York Stock Exchange, the substantially equivalent definition of Minimum Price, on the last completed trading day prior to the delivery of the Consent Fee Notice. In the event the Common Stock is traded on the OTCQB or OTCQX marketplaces (or any successors to either of the foregoing) then the shares of Common Stock shall have a value equal to the closing price on the last completed trading day prior to the delivery of the Consent Fee Notice. The Consent Fee form of payment shall be mutually agreed by the parties.

7.

In the event the parties agree to have the Company pay a Consent Fee in the form of restricted shares of Common Stock, the Company will use its best efforts to have such shares registered pursuant to the Securities Act of 1933, as amended, within three (3) months of the issuance date.

8.	Subject to the terms of this Letter Agreement, the Company shall pay a Consent Fee with regard to each of the following transaction requiring the consent of Nectarine:

a.	Any transaction whereby the Company becomes a party to any merger or consolidation;

b.

Any transaction whereby the Company sells, leases or otherwise disposes of any of its or any of its subsidiaries’ assets other than sales and leases of assets in the ordinary course of business and other than the replacement of outmoded or damaged equipment with new equipment;

c.	Any transaction whereby the Company issues any shares of capital stock of the Company other than pursuant to an equity incentive plan;

d.	Any transaction whereby the Company acquires any assets or stock of another entity, whether by means of an acquisition of assets or stock or by merger,

e.	Any transaction whereby the Company enters into any joint venture; and

f.

Any transaction whereby the Company incurs any indebtedness for borrowed money, other than refinancings of existing indebtedness that do not increase the then outstanding principal amount of such indebtedness.

9.

The Governance Committee shall have a period of five (5) business days after the date Nectarine delivers a Consent Fee Notice to provide written notice to Nectarine disputing the amount owed pursuant to such Consent Fee Notice or provide notice that the term of payment could not be agreed upon (an “Objection Notice”). In the event that the Governance Committee does not deliver an Objection Notice, the Consent Fee not so objected will be final, binding, non-appealable, and conclusive on the parties for purposes of this Section 9.

10.

If the Governance Committee delivers an Objection Notice, the parties will negotiate in good faith to resolve the dispute for ten (10) business days following Nectarine’s receipt of the Objection Notice (the “Negotiation Period”). If, during the Negotiation Period, the parties are able to resolve the dispute, then such agreed upon amount will become final, binding, non-appealable, and conclusive on the parties for purposes of this Section 10. If a final resolution is not obtained within the Negotiation Period, the parties will retain a nationally or regionally recognized public accounting firm to which the parties mutually agree (the “Arbiter”) to resolve the dispute. The parties will each submit to the Arbiter in writing, not later than ten (10) business days after the Arbiter is retained, their respective positions with respect to the dispute, together with such supporting documentation as they deem necessary or as the Arbiter reasonably requests. The Arbiter will, within twenty (20) business days after receiving the positions of both parties and any supplementary supporting documentation reasonably requested by the Arbiter, render its decision as to the decision in a written report, which decision will be final, binding, non-appealable, and conclusive on the parties for purposes of this Section 10. Neither party will have or conduct any communication, either written or oral, with the Arbiter without the other party either being present (or having waived or declined its right to be present) or receiving a concurrent copy of any written communication. In resolving any dispute, the Arbiter (x)) will act as an expert and not as an arbitrator and (y) will limit its review to matters specifically set forth in the Objection Notice. The fees and expenses of the Arbiter will be evenly split between the parties.

11.

This provisions of this Letter Agreement shall not take effect until both (a) the Governance Committee approves this Letter Agreement; and (b) the Company submits a resolution related to this Letter Agreement for a vote at a duly called meeting of the Company’s stockholders with such meeting having a quorum of stockholders and such resolution is approved by a majority of the shares voting on such resolution at such meeting with all shares of Common Stock or Series B Preferred Stock held by Nectarine or the Interested Directors not being eligible to vote on such resolution.

12.

In case any provision of this Letter Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Letter Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.

 This Letter Agreement shall be governed by the laws of the State of Nevada, without giving effect to any choice of law or conflicts of laws rules or provisions (whether of the State of Nevada or any other jurisdiction). All actions, suits or proceedings arising out of or relating to this Letter Agreement shall be heard and determined exclusively in any Nevada state or federal court, County of Clark.

14.

 This Letter Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and same instrument. The delivery of this Letter Agreement may be effected by means of an exchange of facsimile signatures or other electronic delivery.

[signature page follows]

Please indicate confirmation of the terms provided in this Letter Agreement by executing in the space provided below.

Very truly yours,

CAPSTONE HOLDING CORP.

By:

Name:

Title:

ACCEPTED AND AGREED:

NECTARINE MANAGEMENT LLC

By:

Name:

Title: